DATED 21 FEBRUARY, 1996






                        (1) CARNIVAL CORPORATION

                        (2) AIRTOURS PLC






           ____________________________________________

                      SUBSCRIPTION AGREEMENT

           ____________________________________________







                        Clifford Chance
                        200 Aldersgate Street
                        London EC1A 4JJ

                        Tel: (0171) 600 1000
                        Fax: (0171) 6000 5555
                        Ref: SGFB/C3976/24/CWB

 CONTENTS
                                                             PAGE

1.  INTERPRETATION . . . . . . . . . . . . . . . . . . . . . .  1

2.  THE OFFERS . . . . . . . . . . . . . . . . . . . . . . . .  5

3.  CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . .  5

4.  COMPANY/PURCHASER UNDERTAKINGS . . . . . . . . . . . . . .  6

5.  COMPLETION . . . . . . . . . . . . . . . . . . . . . . . . 10

6.  SHARE RIGHTS/DIRECTOR RIGHTS . . . . . . . . . . . . . . . 11

8.  RESTRICTIONS ON TRANSFER OF SHARES . . . . . . . . . . . . 14

9.  STANDSTILL PROVISIONS. . . . . . . . . . . . . . . . . . . 16

10. TERMINATION OF RESTRICTIONS. . . . . . . . . . . . . . . . 17

11. SECURITIES PROVISIONS. . . . . . . . . . . . . . . . . . . 18

12. ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . . . 18

13. CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . . . 19

14. ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . 21

15. NON COMPETE. . . . . . . . . . . . . . . . . . . . . . . . 21

16. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . 24

17. GOVERNING LAW AND JURISDICTION . . . . . . . . . . . . . . 24

18. COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . 25

SCHEDULES
Schedule 1 - Conditions
Schedule 2 - Warranties
Schedule 3 - Provisions for the protection of the Company
Agreed Form Document - Press Release

THIS AGREEMENT is made the 21st day of February, 1996 between:-

1. CARNIVAL CORPORATION a corporation registered in Panama having its principal place of business at 3655 NW 87th
    Avenue, Miami, Florida, USA (" the Purchaser").

2. AIRTOURS PLC a limited liability company registered in England and Wales (Registered no 742748) and having its registered office at Parkway Three, Parkway Business Centre, 300 Princess Road, Manchester M14 7QU ("the Company").

WHEREAS

(A) The Purchaser wishes to acquire 40 million Ordinary Shares in the capital of the Company through making a partial offer for up to 20 million Ordinary Shares and subscribing for 20 million new Ordinary Shares.

(B) The purpose of this agreement is to regulate such transactions which will be made on the basis of and subject to the terms and conditions hereinafter set out.

NOW IT IS HEREBY AGREED as follows:

28. INTERPRETATION
28.1     In this Agreement:-

    "the Act" means the Companies Act 1985;

    "the Code" means The City Code on Takeovers and Mergers;

    "Company Group" means the Company, its subsidiaries and subsidiary undertakings;

    "Completion" means Completion of the obligations of the parties hereto in accordance with Clause 5;

    "Completion Date" means the date on which Completion takes place;

    "the Conditions" means the matters on which Completion is conditional and which are set out in Schedule 1 hereto;

    "Directors" means the Board of Directors of the Company;

    "Disclosure Information" means:

    (a) all information contained in the documents listed in the Index marked "A" and the Index marked "B", copies of which have been initialled by or on behalf of the Purchaser and the Company;

    (b) all information contained in the notes of meetings held between representatives of the Company (or its advisers) and representatives of the Purchaser (or its advisers) which notes have been initialled by or on behalf of the Purchaser and the Company and are contained in the bundle marked "C";

    (c) all information contained in copy documentation/files made available for inspection by the Purchaser and its advisers at the offices of the Company's auditors, Grant Thornton; and

    (d) all information supplied verbally to the Purchaser and its advisers by any partner or professional employee of Grant Thornton;

    "Forms of Acceptance and Election" means the combined forms pursuant to which shareholders in the Company can accept the Ordinary Offer and the Preference Offer respectively and also elect to receive cash instead of new Common Stock in the Purchaser by way of consideration;

    "Involuntary Transfer" has the meaning given to it in the Shareholders' Agreement;

    "Listing Particulars" means the document which will be published by the Company in connection with the Subscription and comprising listing particulars in accordance with the Listing Rules;

    "Listing Rules" means the rules made by the London Stock Exchange pursuant to Section 142 of the Financial Services Act 1986;

    "the London Stock Exchange" means London Stock Exchange Limited;


    "the Offers" means the Ordinary Offer and the Preference Offer;


    "the Offer Document" means the document making the Offers and incorporating the Listing Particulars;

    "the Ordinary Offer" means the partial offer to be made by or on behalf of the Purchaser for up to 20,000,000 Ordinary Shares upon the terms and subject to the conditions set out or referred to in the Press Release;

    "Ordinary Shares" means Ordinary Shares of 10p each in the Company;

    "Ordinary Share Equivalents" means any security or obligation which is by its terms convertible into Ordinary Shares and any option, warrant or other subscription or purchase right with respect to Ordinary Shares (including, without limitation, the Preference Shares and the Airtours plc Share Option Scheme (1986) or the Airtours plc Savings Related Share Option Scheme);

    "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind;

    "the Preference Offer" means the partial offer to be made by or on behalf of the Purchaser for up to 8,758,612 Preference Shares upon the terms and subject to the conditions set out in the Press Release;

    "Preference Shares" means Convertible Cumulative Preference Shares of 20p each in the Company;

    "Press Release" means the Press Release in the agreed form annexed hereto as Annex A giving details of the Offers and the Subscription;

    "Purchaser Group" means the Purchaser, its subsidiaries and subsidiary undertakings;

    "Shareholders' Agreement" means the shareholders' agreement dated the date hereof between the Purchaser and David Crossland;

    "Shares" means all Ordinary Shares and Ordinary Share Equivalents held by the Purchaser, whether acquired pursuant to the Subscription, the Ordinary Offer or the Share Purchase or thereafter acquired (and including any other shares in the capital of the Company into which such Ordinary Shares may at any time be converted and also including any shares in the capital of the Company arising from the same by reason of any sub-division and/or consolidation of such Ordinary Shares or by reason of any issue of shares in the Company by way of capitalisation of reserves);

    "the Share Purchase" means the acquisition of additional Ordinary Shares by the Purchaser and their sale by David Crossland and Thomas Trickett pursuant to paragraph 13 of the Undertakings;

    "the Special Resolution" means the Resolution to be proposed to the shareholders of the Company to increase the authorised share capital of the Company, to grant the Directors authority pursuant to Section 80 of the Act and to authorise the Directors to make certain allotments (including the allotment of the Subscription Shares to the Purchaser) without complying with the pre-emption provisions set out in Section 89 of the Act;

    "the Subscription" means the subscription by the Purchaser for the Subscription Shares pursuant to the terms hereof;

    "the Subscription Shares" means the 20,000,000 new Ordinary Shares of 10p each in the Company to be subscribed by the Purchaser pursuant to the Subscription;

    "Warranty" means a statement contained in Schedule 2 and "Warranties" means all those statements;

    "the Undertakings" means the irrevocable undertakings of even date herewith given by each of David Crossland and Thomas Trickett to the Purchaser in connection with the Offers and the Share
    Purchase;

    "Wholly Owned Subsidiary" means, in relation to the Purchaser, any subsidiary of the Purchaser all of whose voting securities are owned directly or indirectly by the Purchaser and, in relation to the Company, any subsidiary of the Company all of whose voting securities are owned directly or indirectly by the Company;

28.2     In this Agreement, a reference to:-

    28.2.1 a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with Section 258 of the Act and a "subsidiary" or "holding company" is to be construed in accordance with section 736 of the Act;

    28.2.2 a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each party or in another form as may be agreed by or on behalf of each party;

    28.2.3 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

    28.2.4 a person includes a reference to a body corporate, association or partnership;

    28.2.5 a clause or schedule, unless the context requires otherwise, is a reference to a clause of or a schedule to this Agreement.

28.3 The headings in this Agreement do not affect its interpretation.

29. THE OFFERS
    Within 28 days of the date hereof (or by such later date as the Panel on Takeovers and Mergers may agree) the Purchaser will post the Offer Document (together with the Forms of Acceptance and Election) to the holders of Ordinary Shares and Preference Shares. The Offer Document shall be accompanied by a circular from the Company incorporating a Notice convening an Extraordinary General Meeting of the Company to be held on the first closing date of the Ordinary Offer and at which the Special Resolution will be proposed.

30. CONDITIONS
30.1 Completion is conditional on the Conditions being satisfied, or being waived as hereinafter permitted, on or before 30th May 1996 or such later date as may be agreed between the parties.

30.2 The Purchaser and the Company shall make all reasonable efforts to achieve satisfaction of each of the conditions as soon as reasonably possible and if at any time either of them becomes aware of a matter which might prevent a condition being satisfied it shall immediately inform the other.

30.3 At any time the Purchaser may waive either of Conditions 5 and 8 by notice to the Company and the Purchaser and the Company jointly may agree to waive either of Conditions 6 and
         7. The Purchaser may at any time waive Condition 6 without the agreement of the Company provided that it has been established to the reasonable satisfaction of the Company that neither the lack of any such authorisation, order, grant, recognition, confirmation, consent, clearance, licence, permission, exemption or approval as are referred to in that Condition, nor any other matter arising in respect of or as a result of the Offers and/or the Share Purchase and/or the Subscription, will entitle any government, governmental, quasi-governmental, supranational, statutory or regulatory body, trade agency, professional body, association, institution, environmental body or court to make any order or take any other action requiring any member of the Company Group to take, or refrain from taking, any action, which action or refraining from action would in the Company's opinion have an adverse effect on any member of the Company Group. If all the Conditions have not either been satisfied or so waived on or before 30 May 1996, or such later date as may be agreed between the parties, then this Agreement shall automatically cease and determine (save for the provisions of Clause 13) and neither party hereto shall have any claim against the other save in respect of any liability then accrued due.

31. COMPANY/PURCHASER UNDERTAKINGS
31.1     The Company hereby undertakes to the Purchaser that:-

31.1.1 to the extent applicable, the Company and the Purchaser shall forthwith make all filings and furnish all information required with respect to the transactions contemplated by this Agreement by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and any other foreign antitrust laws and shall use all reasonable endeavours to obtain the early termination of the waiting period under the HSR Act and all other required approvals under foreign antitrust laws provided however that no member of the Company Group or of the Purchaser Group shall be required to agree to dispose of or hold separate any portion of its business or assets;

31.1.2 prior to Completion neither the Company nor any of its subsidiaries nor subject to their fiduciary duties any of the respective officers and directors of the Company or any of its subsidiaries shall, and the Company shall use all reasonable endeavours to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not save as required by law, or the rules of the London Stock Exchange or the Code to, (i) initiate, solicit or encourage directly or indirectly, any enquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of any shares of, the Company or any purchase of any of the assets of the Company or any of its subsidiaries having a value in excess of L25 million (or the shares of entities holding the same) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal", except that "Acquisition Proposal" shall not include any transaction between the Purchaser and the Company or the Company and a Wholly Owned Subsidiary of the Company or among the Company's Wholly Owned Subsidiaries) or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or (iii) otherwise facilitate directly or indirectly any effort or attempt to make or implement an Acquisition Proposal.
         The Company will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted to-date with respect to any Acquisition Proposal. The Company will take the necessary steps to inform its directors of the obligations undertaken in this Clause 4.1.2. The Company will promptly notify the Purchaser if any such enquiries or proposals are received by it or any such negotiations or discussions are sought to be initiated or continued. Nothing contained in this Agreement shall prohibit the Company, its subsidiaries and its respective officers and directors from (A) doing any of the foregoing with respect to asset sales or sales of securities in the ordinary course of business or (B) recommending its shareholders to vote in favour of the Special Resolution;

31.1.3 if the Company receives (i) a general offer made by a third party to acquire the whole of the issued ordinary share capital of the Company (other than Ordinary Shares already held by such third party or persons acting in concert with it) which is unanimously recommended by the Directors, on terms which represent (in the opinion of the Directors) an improvement on the value of the Ordinary Offer as at the date on which a firm intention to make such general offer is announced (a "Competing Offer") or (ii) an offer or approach which the Directors unanimously believe could be or may become a Competing Offer or lead to the Person making such approach (or on whose behalf such approach is made) making a Competing Offer, the Company may engage in the activities described in Clause 4.1.2. The Company will promptly inform the Purchaser if any enquiries or proposals with respect to a Competing Offer (or any such offer or approach as described in (ii) above) are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated or continued;

31.1.4 the Company will provide Micky Arison and Howard S. Frank and their professional advisers with all such information concerning the Company Group as they shall reasonably require for the purpose of satisfying themselves as to the accuracy and completeness of the Listing Particulars;

4.1.5 So long as the Purchaser (or any member of the Purchaser Group, which is also a permitted assignee pursuant to clause 14 hereof) owns at least 10% of the ordinary share capital of the Company in issue from time to time (or, in the case of clause 4.1.5.2 only, at least 5% of such ordinary share capital during any tax year) the Company hereby agrees that it shall provide the Purchaser, as soon as reasonably practicable following receipt of a request from the Purchaser, but in any event no later than the date reasonably requested by the Purchaser, with such financial statements or financial, tax and other information as are necessary in order to enable the Purchaser to prepare and/or file:

    4.1.5.1 any annual reports, quarterly reports, registration statements or other documents that it is required to file with the Securities and Exchange Commission ("the SEC") or any other regulator in the Unites States, its being agreed by the Company that nothing in this clause 4.1.5 shall prevent the Purchaser entering into or proposing to enter into any agreement, transaction or arrangement on a purely voluntary basis and that if any such agreement, transaction or arrangement into which the Purchaser enters or proposes to enter gives rise to a requirement on the part of the Purchaser to file a document with the SEC or any other regulator in the United States, the provisions of this clause shall apply notwithstanding the fact that there was no requirement for the Purchaser to enter into or propose to enter into such agreement, transaction or arrangement;

    4.1.5.2 any tax returns or other forms required to be filed (including any required to be filed pursuant to any election for tax purposes made under any law or regulation) with any tax authority having jurisdiction over any member of the Purchaser Group or any of the principal stockholders of the Purchaser or any Purchaser Director.

4.1.6 The Company acknowledges and agrees that after the Closing Date and so long as the Purchaser (or any member of the Purchaser Group which is also a permitted assignee pursuant to clause 14 hereof), owns at least 10% of the ordinary share capital of the Company:

    4.1.6.1 all financial statements or information provided by it under Clause 4.1.5 shall be conformed, in such manner as shall be advised to the Company by the Purchaser from time to time (or in the absence of any such advice from the Purchaser in such manner as shall be determined by the Company or advised to the Company by its auditors) so as to be in accordance with United States generally accepted accounting principles (any disbursement cost incurred by the Company, including to its auditors, in so conforming such financial statements or information to be borne by the Purchaser) it being agreed between the parties that if the Purchaser disagrees with the interpretation of the requirements of US GAAP advised to the Company by its auditors, the Company shall in respect of future financial statements or information carry out such conforming in accordance with the interpretation of the requirements of US GAAP advised to the Company by the Purchaser (and shall, to the extent necessary, reconform any financial statements or information previously supplied for inclusion in any filing which the Purchaser is to make with the SEC), but the Company shall not be deemed to have breached the provisions of this clause
              4.1.6 in respect of the financial statements or information supplied prior to receipt of such advice from the Purchaser;

    4.1.6.2 if required by law or regulation applicable to the Purchaser or if requested by the SEC or any other regulator having jurisdiction over the Purchaser, the Company shall use its best endeavours to procure that there is provided an audit report from its auditors and a consent from its auditors to the SEC or such other regulator, any costs of such auditors in relation thereto to be borne by the Purchaser;

    4.1.6.3 if required by the underwriter or underwriters in a public offering of the Purchaser's securities, the Company shall use its best endeavours to cause its auditors to provide to such underwriter or underwriters and to the Purchaser a customary "comfort letter", any costs of such auditors in relation thereto to be borne by the Purchaser; and

    4.1.6.4 if required by the Purchaser, the Company shall use all reasonable endeavours to procure that the independent accountants of the Purchaser are given access, upon reasonable prior notice, to inspect the audit working papers of the Company's auditors

4.1.7 If the Company's auditors fail to provide the Purchaser's independent accountants with access to its working papers or fail to provide any of the materials described in sub-clauses
         4.1.6.2 and 4.1.6.3 above, then the Company agrees to provide to the Purchaser's independent accountants access to its records (financial and otherwise) so that the Purchaser's independent accountants can review or audit any financial statements or information provided by the Company under clauses 4.1.5 and 4.1.6 or provide any of the materials described in sub-clauses 4.1.6.2 and 4.1.6.3 above. If the Company appoints new auditors, it agrees that it shall inform such auditors of the provisions of these clauses 4.1.5 to
         4.1.7 and seek to secure their confirmation that, as of the date of their appointment and based upon then current law and regulations, they would be able to comply with any request of the Purchaser under sub-clauses 4.1.6.2 to 4.1.6.4.

31.2 The Purchaser hereby undertakes to the Company that, as soon as reasonably practicable, it shall provide such information as the Company shall reasonably request for inclusion in the Listing Particulars or in any other document or announcement required by the Listing Rules, the Act or the Financial Services Act 1986 to be published or made by the Company in connection with the Offers and/or the Subscription.

32. COMPLETION
32.1 Completion shall take place at the registered office of the Company or at such other address as may be agreed between the parties contemporaneously with the satisfaction (or waiver) of the last of the Conditions when:-

    32.1.1 the Purchaser will subscribe for the Subscription Shares in cash at a price of 500p per share upon and subject to the terms of the Company's Memorandum and Articles of Association (and in the event of any failure by the Purchaser so to do the Company is hereby authorised to treat this Agreement as an application by the Purchaser to subscribe for the Subscription Shares in accordance with the terms hereof at 500p in cash per share payable in full on allotment) and by electronic transfer to the bank account nominated by the Company pay the aggregate subscription price therefor amounting to L100,000,000;

    32.1.2 the Directors will allot and issue the Subscription Shares, register the Purchaser as the holder thereof in the Company's register of members and deliver a share certificate for the Subscription Shares to the Purchaser;

    32.1.3 Mr Micky Arison and Mr Howard S. Frank will be appointed Directors of the Company;

    32.1.4 the Purchaser shall deliver to the Company the notice required pursuant to sections 198 to 203 of the Act in respect of its interest in the Company and shall procure the delivery to the Company by each of the individuals referred to in clause 5.1.3 of:

         32.1.4.1 the notice (if any) required from each of them pursuant to sections 324 to 328 of the Act in respect of their respective interests in the Company; and

         32.1.4.2 Form 288, duly completed and signed by such individual so as to indicate his consent to his appointment as a director of the Company.

32.2 The parties shall use all reasonable endeavours to procure that the last Condition (save for condition 3) is satisfied (or waived) on a closing date of the Ordinary Offer and that condition 3 is satisfied on the next following business day.

32.3 In the event that the Purchaser shall fail to pay the subscription monies referred to in clause 5.1 in full on the date fixed for the Completion in accordance with Clause 5.1, the Company shall have the right by notice to the Purchaser served on the Completion Date to rescind this Agreement whereupon each party's rights and obligations hereunder shall automatically cease and determine (other than in respect of Clause 13) and (save aforesaid) neither party hereto shall have any claim against the other save in respect of any liability then accrued due.

33. SHARE RIGHTS/DIRECTOR RIGHTS
33.1 The Subscription Shares shall be issued free from all liens, charges and encumbrances and as from their date of allotment and issue they shall rank pari passu in all respects with the Ordinary Shares then in issue.

33.2 The Purchaser shall have the right to nominate two Directors for appointment to the Board of Directors of the Company for so long as it owns Ordinary Shares representing at least 20% of the ordinary share capital in issue from time to time and the Purchaser owns Ordinary Shares which (taking full account of any subdivision or consolidation of the ordinary share capital of the Company, or any issue by the Company by way of capitalisation of reserves after the date of this Agreement) represent at least 75% of the aggregate number of Ordinary Shares acquired by the Purchaser pursuant to the Ordinary Offer, the Subscription and the Share Purchase. Subject to the other provisions of this Clause 6.2, the Purchaser's rights under the preceding sentence shall continue if the Purchaser owns Ordinary Shares representing less than 20% of the ordinary share capital of the Company in issue from time to time if such percentage falls below 20% solely by reason of the Purchaser not participating in any issue of Ordinary Shares by the Company which is not made available to the Purchaser (a "Restricted Share Offer"). The rights of the Purchaser under the first sentence of this Clause 6.2 shall continue to apply, but in respect of only one Director if either (a) the Purchaser's percentage ownership of the ordinary share capital of the Company falls below 20% other than solely by reason of the Purchaser not participating in a Restricted Share Offer or (b) if such percentage ownership falls below 15% for any reason. Once the Purchaser's percentage ownership in the ordinary share capital of the Company has fallen below 15%, other than solely by reason of the Purchaser not participating in a Restricted Share Offer, or below 10% for any reason, the rights of the Purchaser under this Clause 6.2 shall be extinguished.

33.3 The Company shall each take all necessary steps to appoint and (save as provided below) maintain on the Board of the Company the individual or individuals which the Purchaser is entitled to nominate for appointment. The directors so nominated as at Completion shall be the two individuals referred to in clause 5.1.3. The identity of any alternative individuals to be so nominated shall be subject to the approval of the Company which shall not be unreasonably withheld or delayed. The Company shall not be obliged hereunder to maintain (or seek to maintain) on the Board of the Company (or to seek to procure reinstatement on such Board of) an individual whose office as a director of the Company is vacated pursuant to the Articles of Association of the Company or in respect of whom a resolution of the Company in General Meeting removing him from such office is passed or a resolution of the Company in General Meeting in relation to his appointment or re-appointment as a director fails to be passed. The Purchaser shall procure, if there is any reduction or extinguishing of its rights pursuant to Clause 6.2, that one or both (as the case may be) of its nominated individuals resigns forthwith from the Board of Directors of the Company and shall also procure that if it nominates an alternative individual for appointment to such Board, the nominated individual which such individual is to replace resigns forthwith from such Board. Any resignation which the Purchaser is to procure pursuant to this Clause 6.3 shall be in writing, executed as a deed and shall contain an irrevocable and unconditional waiver from the resigning individual of any claim which he has, or may have, against the Company solely in connection with such resignation.

33.4 For so long as the Company is not a subsidiary of another Person, the Purchaser shall not exercise any voting rights it may have in the Company in relation to or on any resolution which refers or relates to action taken or proposed to be taken by any of the Company's subsidiaries which holds an air carrier operating licence (as defined in Article 2(c) of Council Regulation No. 2407/92/EC) issued by a Member State of the European Community ("Relevant Subsidiary") except those relating to:

    (a) the amount and/or timing of any dividend or other distribution to be declared by the Relevant Subsidiary;

    (b) alterations or amendments to the Relevant Subsidiary's articles of association;

    (c) increases or reductions in the Relevant Subsidiary's issued share capital;

    (d)  any liquidation or winding-up of the Relevant Subsidiary;

    (e) any acquisition or disposal by the Relevant Subsidiary of any shares or other securities in another Person, other than in the ordinary course of the Relevant Subsidiary's business;

    (f)  any amalgamation of the Relevant Subsidiary with another
         Person;

    (g) the incurring by the Relevant Subsidiary of indebtedness of a nominal amount exceeding in any one case US$ 100 million (and for the avoidance of doubt the incurring of indebtedness on or in relation to separate transactions shall not for this purpose be aggregated).

33.5 In connection with any change to the capital structure of a Relevant Subsidiary with a view to establishing contingency arrangements to meet the circumstances of majority ownership of a Relevant Subsidiary ceasing to be vested in EU nationals (as referred to in the letter of 2 February, 1996 from the Civil Aviation Authority addressed to the Company) the Company shall, so far as reasonably practicable:

    (a) supply drafts of the documentation proposed to effect such change, together with details of the proposed shareholders or investors in such changed capital structure, to the Purchaser and give due consideration to any reasonable comments of the Purchaser in relation thereto made during a reasonable period after the supply of such drafts; and

    (b) notify the Purchaser in advance of any intention on the part of the Company to implement such change and give due consideration to any reasonable comments of the Purchaser in relation thereto made during a reasonable period after such notification.

    Provided that nothing in this Clause 6.5 shall prevent the Company implementing any such change if it considers that such is in the best interests of the Company Group.

34. WARRANTIES
34.1 At the date of this Agreement, the Company hereby warrants to the Purchaser in the terms of Schedule 2. For the avoidance of doubt the Warranties shall not be or be deemed to be repeated at any time after the date of this Agreement.

34.2 The Company acknowledges that the Purchaser is entering into this Agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Purchaser to enter into this Agreement.

34.3 If, on or before the date of Completion, the Purchaser considers that the Company is in breach of a Warranty and the Purchaser has a bona fide belief that, were this Agreement to proceed to Completion, such breach would give rise to a claim by the Purchaser for damages exceeding L15 million, and the Purchaser delivers to the Company an opinion of Queen's Counsel to the effect that, were this Agreement to proceed to Completion, such breach would give rise to a claim by the Purchaser which would, on the balance of probabilities, result in an award of damages in favour of the Purchaser in a sum exceeding L15 million ("the Opinion"), the Purchaser may by notice (given at any time after the delivery of the Opinion, but before Completion) to the Company elect to terminate this Agreement whereupon each parties rights and obligations under this Clause 7 and all other clauses of this agreement (other than clause 13) including accrued rights and obligations at the date of termination, cease and determine immediately such that, for the avoidance of doubt, the Purchaser shall have no claim against the Company in respect of the breach of Warranty giving rise to such termination.
         If the Purchaser becomes aware prior to Completion of any breach of Warranty which would entitle it to terminate this Agreement pursuant to this Clause 7.3, and the Purchaser proceeds to Completion, the Company shall have no liability to the Purchaser in respect of such breach.

34.4 The Warranties shall not in any respect be extinguished or affected by Completion.

34.5 The Purchaser hereby confirms to the Company that having read the Disclosure Information or been made aware verbally by a partner or professional employee of Grant Thornton in the case of Disclosure Information supplied by it the Purchaser has no actual knowledge, at the date hereof, of any fact or circumstance which would entitle it to make a claim for breach of the Warranties.

34.6 The Purchaser hereby acknowledges that it does not enter into this Agreement in reliance on any warranties, representations, undertakings, covenants or indemnities (express or implied) howsoever or to whomsoever made except those arising pursuant to the Undertakings, the Shareholders Agreement or the Warranties.

34.7 The provisions of Schedule 3 shall apply as if set out herein.

35. RESTRICTIONS ON TRANSFER OF SHARES
35.1 Prior to the second anniversary of the Completion Date, the Purchaser shall not sell, give, assign, hypothecate, pledge, charge, encumber, grant a lien or security interest in or otherwise transfer (whether by operation of law or otherwise) any Shares or any right, title or interest therein or thereto (including, without limitation, any beneficial interests or voting rights in the Shares)(each a "transfer"), except (i) in accordance with the provisions of this Agreement or (ii) with the consent of the Company. Any attempt to transfer any Shares or any rights thereunder in violation of this Clause shall be null and void ab initio.

35.2 Notwithstanding anything to the contrary contained in this Agreement, the Purchaser may transfer any or all of its Shares to any of its Wholly Owned Subsidiaries or any Person who acquires all or substantially all of the assets of the Purchaser (any Person to whom the Purchaser may so transfer Shares being referred to hereinafter as a "Permitted Transferees") provided that if any Permitted Transferee ceases to be a Wholly Owned Subsidiary the Purchaser shall forthwith procure the re-transfer to the Purchaser or another Permitted Transferee of the Purchaser of all the Shares then held by the Permitted Transferee which ceases to be a Wholly Owned Subsidiary.

35.3 If the Purchaser wishes to transfer Shares under Clause 8.2, it shall give notice to the Company of its intention to make such transfer not less than seven (7) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed and the number and class of Shares proposed to be transferred to such Permitted Transferee. For the avoidance of doubt, the Ordinary Shares acquired by the Purchaser pursuant to the Subscription, the Offers and the Share Purchase shall not be transferred (or agreed to be transferred) to any Permitted Transferee within 7 days following the date upon which such Shares are registered in the name of the Purchaser.

35.4 No transfer may be made pursuant to Clause 8.2 unless the Permitted Transferee has agreed in writing in respect of the Shares so transferred to be bound by the terms and conditions of this Agreement. With respect to any Shares transferred to a Permitted Transferee, the Permitted Transferee shall be substituted for, and enjoy the same rights and be subject to the same obligations in relation to the relevant Shares, as its predecessor hereunder.

35.5 If, at any time on or after the second anniversary of the Completion Date (or at any time prior to that anniversary but after the occurrence of an event specified in Clause 10(b)), the Purchaser wishes to transfer or otherwise dispose of any Shares (other than to a Permitted Transferee in accordance with Clause 8.2), the Purchaser shall first notify the Company in writing of such intention and shall not enter into (or agree to enter into) such transfer or disposition until at least 15 days after the giving of such notice. During such 15 day period, the Company may arrange for a Person or Persons to make an offer to purchase such Shares and the Purchaser and the Company agree to discuss such offer. Under no circumstances shall the Purchaser be obligated to sell any of its Shares to such Person or Persons by virtue of this Clause 8.5.

35.6 Without complying with this Clause 8, the Purchaser may transfer any or all of its Shares pursuant to (a) a general offer, a tender offer or partial offer commenced by any Person which is unanimously recommended by the Directors, (b) a general offer made by any Person for the entire issued ordinary share capital of the Company (other than Ordinary Shares held by such Person or by Persons acting in concert with it) or (c) a merger, recapitalisation, reorganisation, scheme of arrangement, consolidation or similar transaction approved by the holders of Ordinary Shares.


36. STANDSTILL PROVISIONS
36.1 The Purchaser hereby undertakes to the Company that during the Standstill Period (as defined below) it will not, directly or indirectly, unless in any such case specifically requested in advance to do so by the Directors or required to do so by the Panel on Takeovers and Mergers, acquire any Ordinary Shares or Ordinary Share Equivalents or convert any Preference Shares such that the Purchaser (and any Person or Persons acting in concert, within the meaning of the Code, with the Purchaser) holds (or together hold) or exercises (or together exercise) the voting rights attached to more than 29.9% of the issued Ordinary Shares, provided that the Purchaser shall not be in breach of this Clause 9.1 by virtue of the combined holding of the Purchaser and David Crossland exceeding 29.9% of the issued Ordinary Shares in circumstances where the Purchaser neither holds, nor exercises the voting rights attached to more than 29.9% of the issued Ordinary Shares.

36.2 Nothing in this Clause 9, shall preclude the Purchaser from acquiring any Ordinary Shares as a result of any subdivision and/or consolidation of the ordinary share capital of the Company or as a result of any issue of Ordinary Shares by way of capitalisation of reserves, (other than in circumstances where such Ordinary Shares are allotted in lieu of a cash dividend) or from acquiring any Preference Shares.

36.3 As used herein, the term "Standstill Period" shall mean the period from the Completion Date until the earlier to occur of:

    (i)  the first anniversary of the Completion Date; and

    (ii) without encouragement by or the participation of the Purchaser or any member of the Purchaser Group (a) the acquisition by any Person or Persons (other than the Purchaser or any member of the Purchaser Group) of, or the making of any general offer, tender offer or partial offer by any Person or Persons (other than the Purchaser or any member of the Purchaser Group) for, or the public announcement of a firm intention on the part of any Person or Persons (other than the Purchaser or any member of the Purchaser Group) which intention is not or has ceased to be subject to the satisfaction of any conditions to acquire (by any means), Ordinary Shares which, if added to the Ordinary Shares (if any) already owned by such Person or Persons would represent thirty percent (30%) or more of the total number of the outstanding Ordinary Shares in issue at the relevant time, (b) the receipt by any such Person or Persons of the Company's agreement or consent to make such an acquisition or (c) the Company publicly announcing its intent to enter into or its entering into an agreement to
         (i) merge, consolidate or otherwise combine with another Person or (ii) to sell all or substantially all of the assets or undertaking of the Company.

36.4 The Company undertakes to give the Purchaser at least five days prior written notice of any proposed issue or issues of equity securities (or securities convertible into equity securities or the conversion of such securities into equity securities) with an aggregate nominal value which will exceed (or which, on conversion would exceed) 1% of the aggregate nominal value of the ordinary share capital of the Company in issue on the date of such notification, the Purchaser hereby acknowledging that such notification need not be in writing if the proposed issue or issues is/are discussed at a meeting of the Directors at which either or both of the Directors nominated by the Purchaser pursuant to Clause 6 are present.

36.5 The Company undertakes to the Purchaser that, at any time when the Purchaser has the right pursuant to Clause 6.2 to nominate for appointment at least one director of the Company, it will not without the prior written consent of the Purchaser, propose any resolution (other than the Special Resolution) at any shareholders' meeting to disapply the pre-emption provisions set out in section 89 of the Act other than any such disapplication ("a Permitted Disapplication") which relates only to the period until the expiry of the next following Annual General Meeting of the Company (or, if sooner, the expiry of 15 months after the date of passing of such special resolution) and is limited to the allotment of equity securities in connection with a rights issue (as defined in the Notice of the 1996 Annual General Meeting of the Company) and/or the allotment (otherwise than in connection with a rights issue) of equity securities up to an aggregate nominal amount which does not exceed 5% of the aggregate nominal amount of the issued ordinary share capital of the Company on the date such special resolution is passed.


37. TERMINATION OF RESTRICTIONS
    Notwithstanding any other provision in this Agreement, (a) the restrictions applicable to the Purchaser in Clauses 8.1, 8.5 and 9 shall terminate on the earliest to occur of (i) the failure to elect any Directors designated by the Purchaser as a result of a breach of Clause 6.3 of this Agreement by the Company or (ii) the breach by David Crossland of the Shareholders' Agreement or (iii) an order being made or resolution passed, or a petition being presented (which is not discharged dismissed or withdrawn within 30 days after its presentation and in respect of which the Company fails to deliver to the Purchaser within such 30 day period an opinion of Queens Counsel to the effect that the same is frivolous or vexatious or represents an abuse of process), for the winding up of the Company or the appointment of a provisional liquidator to the Company or for an administration order in respect of the Company, or a receiver being appointed of the whole or part of the Company's business or assets or a voluntary arrangement being proposed under section 1 of the Insolvency Act 1986 or section 425 of the Act in respect of the Company, and (b) the restrictions applicable to the Purchaser in Clauses 8.1 and 9 shall terminate on the earlier to occur of (i) David Crossland ceasing to be "Chief Executive" or "Executive Chairman" of the Company or (ii) one or more Involuntary Transfers occurring in which more than 1% of the issued Ordinary Shares are transferred.

38. SECURITIES PROVISIONS
38.1 All of the provisions of Clauses 8, 9, 10 and 11 of this Agreement shall apply to all of the Shares now owned or which may be issued or transferred hereafter to the Purchaser whether in consequence of the Subscription, the Partial Offers or the Share Purchase or in consequence of any additional issuance, rights offering, purchase, exchange or reclassification of any of the Shares (including without limitation, upon the exercise of any option or warrant), corporate reorganization, or any other form of recapitalisation, consolidation, merger, share split or share dividend, or which are acquired by the Purchaser in any other manner.

38.2 A copy of this Agreement shall be filed with the secretary of the Company and kept with the records of the Company. Each certificate representing Shares now held or hereafter acquired by the Purchaser shall, for so long as this Agreement is effective, bear a legend substantially in the following form:

    THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") OF ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE SUBSCRIPTION AGREEMENT, DATED FEBRUARY 21, 1996 (THE "SUBSCRIPTION AGREEMENT"), AMONG CARNIVAL CORPORATION AND AIRTOURS PLC (THE "COMPANY"), A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S REGISTERED OFFICE.

39. ANNOUNCEMENTS
39.1 Subject to Clause 12.2, neither party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the written consent of the other parties, which may not be unreasonably withheld or delayed.

39.2      Clause 12.1 does not apply to:

    39.2.1 a public announcement, communication or circular required by law or a regulation of a stock exchange, if the party required to make or send it has, if practicable, first consulted with and given due consideration to the reasonable requirements of the other party; or

    39.2.2 a public announcement communication or circular which does no more than repeat information previously published by either of the parties without contravention of clause 12.1.

40. CONFIDENTIAL INFORMATION
40.1 Before and after Completion the Purchaser and the Company shall:

    40.1.1 not use or disclose to a person Confidential Information regarding the other which it has or acquires; and

    40.1.2 make every effort to prevent the use or disclosure of Confidential Information belonging to the other.

40.2 The Purchaser and the Company shall each ensure that their respective subsidiaries and subsidiary undertakings comply with Clause 13.1.

40.3     Clause 13.1 does not apply to:

    40.3.1 disclosure of Confidential Information to a director, officer or employee of the Purchaser or the Company whose function requires him to have the Confidential Information but only on terms that clause 13.1 applies to use (other than solely in the performance of that function which shall not operate to the detriment of the party to which the Confidential Information relates) or disclosure by the Director, Officer or employee and that the party making such disclosure shall be responsible to the other for any failure by such director, officer or employee to comply with clause 13.1;

    40.3.2 disclosure of Confidential Information required to be disclosed by law or the London Stock Exchange, the New York Stock Exchange, Inc. or any other Regulatory
              Authority;

    40.3.3 disclosure of Confidential Information to an adviser for the purpose of advising the Purchaser or the Company but only on terms that Clause 13.1 applies to use or disclosure by the adviser and that the party making such disclosure shall be responsible to the other party for any failure by such adviser to comply with clause 13.1;

    40.3.4 Confidential Information in relation to one party which becomes publicly known except by a breach by the other party of Clause 13.1 or 13.2.

40.4 For the purpose of this clause Confidential Information means all information not publicly known used in or otherwise relating to the business, customers or financial or other affairs, of either the Purchaser or the Company, including, without limitation, information relating to:-

    (a) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

    (b) future projects, business development or planning, commercial relationships and negotiations.

40.5 Without prejudice to any other rights or remedies that either party may have, each party acknowledges and agrees that:

    (a) the other party would be irreparably harmed by a breach of any of the provisions of this clause 13;

    (b)  damages would not be an adequate remedy for any such breach;

    (c) the other party shall be entitled to the remedies of injunction, specific performance and other equitable relief (and corresponding remedies in jurisdictions outside the United Kingdom) for any threatened or actual breach of the provisions of this clause 13;

    (d) no proof of special damages shall be necessary for the enforcement of this clause 13; and

    (e) each of the obligations under this clause 13 is severable and distinct and to the extent that any particular provision is held to be unenforceable all the remaining provisions shall continue to apply.

40.6 Forthwith upon this Agreement becoming unconditional the Confidentiality Agreement dated 10 January 1996 between the Company and the Purchaser shall automatically cease and determine.

41. ASSIGNMENT
    Without the consent of the other, neither the Company nor the Purchaser may assign or transfer or purport to assign or transfer a right or obligation under this Agreement other than with respect to the Purchaser to any Wholly Owned Subsidiary or to any person who acquires all or substantially all of the assets of the Purchaser on the basis that any such assignee which in a Wholly Owned Subsidiary will re-assign the right or obligation to the Purchaser or another Permitted Transferee on ceasing to be a Wholly Owned Subsidiary.

42. NON COMPETE
42.1 The Purchaser hereby covenants to the Company that, during the Relevant Period, neither the Purchaser nor any other member from time to time of the Purchaser's Group will, without the prior written consent of the Company (and other than through its interest in the Company), either on its own behalf or jointly with any other Person or on behalf of any other Person or as manager, consultant, principal or agent for any other Person, directly or indirectly carry on or be concerned or engaged in a "Competing Business", which for the purposes of this Clause 15 shall mean a business involved in supplying (whether as a tour operator or retail travel agent or otherwise howsoever) within the United Kingdom, Sweden, Denmark, Norway or Finland Air Inclusive Tours in respect of land-based (or substantially land-based) holidays in the Restricted Area. For the avoidance of doubt, it is agreed that any business involved in operating a charter airline (or airline charter services) providing flights from the United Kingdom, Sweden, Denmark, Norway or Finland for holidaymakers travelling to land based (or substantially land-based) holidays in the Restricted Area shall constitute a Competing Business for the purposes of this Clause 15.1.

42.2     For the purposes of Clause 15.1:

    "Relevant Period" shall mean the period from the date upon which this Agreement becomes unconditional in all respects until the date which is one year after the date upon which there ceases to be on the board of directors of the Company an individual who has been nominated by the Purchaser pursuant to Clause 6.

    "Restricted Area" shall mean:

    (a)  any country bordering on the Mediterranean Sea;

    (b)  the Canary Islands; and

    (c) any resort or other location which is served by an airport which is within 7 hours (sub-sonic) flying time from any airport in the United Kingdom, Sweden, Denmark, Norway or Finland (provided that such resort or other location is not in North America or South America or within 1,000 miles of the coast of North America or South America).

    "land based (or substantially land based) holidays" shall mean holidays where the holiday accommodation is either wholly or principally land based, but shall not, however, include any holiday where the provision of land based accommodation is related to a cruise.

42.3 Nothing in Clause 15.1 shall prevent the Purchaser and any other member of the Purchaser Group from:

    (a) owning (as an aggregate within the Purchaser Group) whether directly or indirectly not more than 5% of any class of the issued share capital or issued capital stock of any Person where such class of share capital or capital stock is dealt in on a recognised stock exchange or on an over the counter market or

    (b)  acquiring:

         (i) the undertaking of any Person where such undertaking includes a Competing Business; or

         (ii) the shares of any Person ("Acquired Company") which itself or through any subsidiary or subsidiary undertaking carries on or is engaged in a Competing
              Business.

         Provided that:

              (A)  (i)  the Competing Business is not the principal
                        activity of such undertaking or Acquired Company at the date of acquisition and the turnover derived from such Competing Business is not (by reference to the latest available audited accounts of the relevant company or corporation) more than 25% of the turnover of the relevant undertaking or Acquired Company (Provided that the exception from Clause 15.1 comprised in this Clause 15.3(b)(A) shall not apply in the event the Purchaser or a member of the Purchaser Group acquires the undertaking of any Person or the shares of any Person and sells all or substantially all of the assets of such undertaking or Person (other than the Competing Business) within 180 days after making such acquisition; and

                   (ii) if the Purchaser intends to sell all or any
                        portion of the Competing Business the
                        Purchaser shall, prior to initiating or
                        entertaining any discussions with any other party with regard to the sale of the whole or any significant part of such Competing Business notify the Company of such proposed disposal, and at the Company's request following such notification, negotiate in good faith with the Company in relation to a sale to the Company of the whole or (at the Company's election) some part of such Competing Business provided however that the Purchaser shall not be obliged to sell all or any portion of the Competing Business to the Company or any other Person by virtue of this Clause 15.3
                        (b); or

              (B) the turnover from such Competing Business is not (by reference to the latest available audited accounts of the relevant Person) more than 1% of the turnover of the relevant undertaking or Acquired Company and the relevant Person has not, since the expiry of the period to which such audited accounts relate, been party to any acquisition or reorganisation, or fundamental change to its business, such that at the time of the Purchaser's acquisition such percentage will have increased to more than 1%.

42.4 The Purchaser agrees with the Company that the provisions of Clause 15.1 are reasonable in the context of the Subscription and the Offers and necessary for the protection of the Company and the Purchaser agrees that, having regard to that fact, such provisions do not work harshly on it or on other members of the Purchaser Group.

42.5 While the restriction contained in Clause 15.1 is considered by the parties to be reasonable in all the circumstances, it is agreed that if such restriction shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company, but would be adjudged reasonable if part or parts of wording thereof were deleted or the period thereof were reduced or the range of businesses or areas dealt with thereby were reduced in scope, such restriction shall apply with such modifications as may be necessary to make it effective.

42.6 No provision by virtue of which this Agreement (or any agreement or arrangement of which this Agreement forms part) is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect until the day after the date on which particulars required by that Act to be furnished to the Director General of Fair Trading in respect of this Agreement (or of the agreement or arrangement of which it forms part) have been furnished to him in accordance with that Act.

43. NOTICES
43.1 A notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post pre-paid recorded delivery (or recorded delivery air mail if overseas) or by fax to the party due to receive the notice or communication sent during normal business hours in the jurisdiction of the sender (with the sender receiving confirmation of receipt) at its address (or fax number) set out in this Agreement or another address (or fax number) specified by that party by written notice to the other. A notice or other communication is deemed given when actually received as evidenced by the recorded delivery or the confirmation of receipt of fax.

43.2 The fax numbers for the purposes of this clause 16 are as follows:

    (i)  the Purchaser:
              Fax no:   (305) 471-4700

    (ii) the Company:
              Fax no:   (0161) 232-6524

44. GOVERNING LAW AND JURISDICTION
44.1 This Agreement is governed by and shall be construed in accordance with English law.

44.2 The Courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England.

44.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

44.4 Process by which any proceedings are begun in England may be served on the Purchaser by being personally delivered to Clifford Chance, 200 Aldersgate Street, London EC1 4JJ marked for the attention of Simon G.F. Burgess. Nothing contained in this Clause 17.4 affects the right to serve process in another manner permitted by law.

45. COUNTERPARTS
    This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

AS WITNESS the hands of the parties hereto, or their duly authorised representatives, the day and year first above written.
            SCHEDULE 1

                          THE CONDITIONS

1. The posting on or before 21 March 1996, or such later date as the Panel on Takeovers and Mergers may agree, of the Offer Document and Notice convening the Extraordinary General Meeting of the Company at which the Special Resolution is to be proposed.

2.  The passing of the Special Resolution at an Extraordinary
    General Meeting of the Company or at any adjournment thereof;

3. The Subscription Shares being admitted to the Official List of the London Stock Exchange and such admission becoming effective in accordance with paragraph 7.1 of the Listing
    Rules.

4. The shares of Class A Common Stock issuable to the Company's shareholders pursuant to the Offers and the Share Purchase shall have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance.

5. It having been established in terms reasonably satisfactory to the Purchaser that the proposed acquisition of Ordinary Shares and Preference Shares in the Company pursuant to the Offers and the Share Purchase and the Subscription for the Subscription Shares by the Purchaser Group, or any matter arising therefrom, will not be referred to the Monopolies and Mergers Commission.

6. All necessary filings having been made in connection with the Offers and the Subscription and the Share Purchase and all authorisations, orders, grants, recognitions, confirmations, consents, clearances, licences, permissions, exemptions and approvals necessary for or in respect of the Offers, the Subscription or the proposed acquisition of any shares in the Company by the Purchaser Group being obtained on terms and in a form reasonably satisfactory to the Purchaser from appropriate governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies, trade agencies, professional bodies, associations, institutions, environmental bodies and courts, and such authorisations, orders, grants, recognitions, confirmations, consents, clearances, licences, permissions, exemptions and approvals remaining in full force and effect at the time at which this Agreement becomes otherwise unconditional in all respects and no notice of any intention to revoke, suspend, restrict, modify or not renew any of the same having been received by the Purchaser or the Company and all necessary filings having been made and all waiting periods under any applicable legislation and regulations in any jurisdiction having expired or been terminated, in each case as may be necessary in connection with the Offers, the Subscription and the Share Purchase under the laws and regulations of any jurisdiction and all necessary statutory or regulatory obligations in any jurisdiction having been complied with.

7. Assurances satisfactory to both the Purchaser and the Company being received from the United Kingdom Civil Aviation Authority and the Danish Civil Aviation Authority that the certificates, licences, approvals, arrangements and consents including, without limitation, the Air Transport Licences and the Air Operator's Certificates of any member of the Company Group will not be adversely affected by the Offers the Subscription or the Share Purchase.

8. The Undertakings remaining in full force and effect and the obligations of Mr. D. Crossland and Mr. T. Trickett pursuant to paragraphs 4.1 to 4.4 thereof not having been terminated pursuant to paragraph 4.5 thereof.

                            SCHEDULE 2
                          THE WARRANTIES
1.  OFFER DOCUMENT
1.1 Each statement of fact contained in the Offer Document or the Listing Particulars concerning or relating to the Company Group or its Directors will be true and accurate in all material respects and not misleading. Each forecast, estimate and expression of opinion, intention or expectation contained in the Offer Document or the Listing Particulars concerning the Company Group or its Directors will be honestly held, fairly based and be made after all reasonable enquiry and consideration.

1.2 No information will be omitted from the Offer Document or the Listing Particulars which might make a statement of fact, forecast, estimate or expression of opinion, intention or expectation in the Offer Document or the Listing Particulars concerning or relating to the Company Group or its Directors untrue or inaccurate in any material respect or misleading or which, in the context of the Subscription, the Offers and the Share Purchase, is material for disclosure in the Offer Document or the Listing Particulars.

2.  ACCOUNTS
    The audited consolidated balance sheet of the Company as at 30 September 1995 and the audited consolidated profit and loss account and cash flow statement of the Company for the financial year ended on such date (including the notes thereon) (such balance sheet, profit and loss account and cash flow statement and notes being the "Accounts") as set out in the Accounts give a true and fair view of the state of affairs of the Company and its subsidiaries at such date and the profits and cash flows of the Company and its subsidiaries for the financial year ended at that date and were prepared in accordance with applicable United Kingdom accounting standards and under the historical cost convention and in accordance with the accounting policies stated therein consistently applied with the audited consolidated accounts of the Company for the two preceding financial years and the Accounts comply with the applicable provisions of the Act.

3.  MATERIAL ADVERSE CHANGE
    Since 30 September 1995 until the date hereof, taking due account of the normal seasonal nature of the business of the Company and its subsidiaries there has been no material adverse change in the financial or trading position of the Company and its subsidiaries (taken as a whole).

                            SCHEDULE 3

           PROVISIONS FOR THE PROTECTION OF THE COMPANY

1.  Remedies
1.1 After Completion the Purchasers rights for breach of the Warranties shall only lie in damages and it shall not be entitled to rescind or repudiate this Agreement.

1.2 Where the matter or default giving rise to a breach of any Warranty is capable of remedy, the breach shall not entitle the Purchaser to damages or other compensation unless written notice of the breach is given to the Company and the matter or default is not remedied to the reasonable satisfaction of the Purchaser within 30 days after the date on which such notice is served. This right to remedy shall not apply prior to Completion.

2.  Exclusion of Certain Claims
2.1 No claim shall be made by the Purchaser against the Company and the Company shall not have any liability to the Purchaser under the Warranties:

    (a) in respect of any matter or thing fairly disclosed in the Disclosure Information;

    (b) in respect of any matter appearing on the files of the Company maintained by the Registrar of Companies in England and Wales at Companies House as the same appeared on 12
         February 1996;

    (c) in respect of any liability to the extent that it occurs as a result of:

         (i) any legislation not in force at the date hereof or any change of law or administrative practice having retrospective effect which comes into force after the date hereof; or

         (ii) any increase hereafter in the rates of taxation in force at the date hereof;

    (d) in respect of a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable, but this paragraph 2.1(d) shall not operate to avoid a claim made with reasonable particularity in respect of a contingent liability within the applicable time limits specified in paragraph 3 of this Schedule; or

    (e)  in respect of any matter referred to in the Press Release.

3.  Time Limits
3.1 No claim shall be brought by the Purchaser for breach of any of the Warranties unless notice in writing of such claim (specifying in reasonable detail the event, matter or default which gives rise to the claim and, if practicable, an estimate of the amount claimed) has been given on or before the date falling 30 days after the date of publication of the report and accounts of the Company for its financial year ending 30 September 1996.

3.2 Any such claim that may have been made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the expiration of 18 months after the date it was made unless court proceedings in respect of it shall then have been issued and served on the Company (except that if such claim is based on a contingent liability as described paragraph 2.1(d), then the Purchaser shall not be obligated to commence court proceedings within such 18 month period if such proceedings may not be commenced as a matter of English law) but shall be obligated to issue and serve on the Company Court proceedings in respect of such claim within 18 months after the relevant liability ceases to be a contingent liability.

4.  Thresholds
4.1 The Company shall not have any liability in respect of any claim made under or in respect of any of the Warranties unless the amount of that claim when added to the aggregate amount of all other claims under or in respect of the Warranties exceeds L15,000,000 (in which case the Purchaser shall have a claim for the full amount of such claims and not only the excess over L15,000,000).

4.2 The total liability of the Company in respect of all claims under or in respect of the Warranties shall not exceed
    L100,000,000.

4.3 If any relevant claim is made, or any relevant liability of the Company determined, in a currency other than pounds sterling, for the purposes of applying the provisions of paragraphs 4.1 and 4.2 of this Schedule such claim/liability shall be construed as a claim/liability for the equivalent amount in pounds sterling, calculated by reference to the rate of exchange prevailing on, for the purposes of paragraph
    4.1 the date the claim is made or, for the purposes of paragraph 4.2 the date upon which the liability is discharged by the Company.

5.  Allowance Against Claims
    If the Company shall have made any payment in respect of a claim under the Warranties and any member of the Company Group shall thereafter receive a quantifiable monetary benefit, refund or payment from a third party which is directly referable to the Warranty claim, the Purchaser shall forthwith repay to the Company a sum (not in excess of the Warranty payment received by the Purchaser from the Company) corresponding to such net benefit, refund or payment from a third party as the case may be provided that any such repayment shall have no effect on any previous or future application of the provisions of Clause 4.1 of this
    Schedule 3.






Signed by                )
for and on behalf of     )     /s/ Howard S.  Frank
CARNIVAL CORPORATION     )







Signed by                )
for and on behalf of     )     /s/ H.  H.  Collinson
AIRTOURS PLC             )